Exhibit 23.1
CONSENT OF E.D. BLACK, P.E.
     The undersigned, E.D. Black, Professional Engineer, hereby state as follows:
     I assisted with the technical report entitled “Evaluation Report IV on the Gold King Mine Property, San Juan County, Silverton, Colorado” dated February 15, 1990 (the “Evaluation Report”), concerning the Gold King Mine in San Juan County, Colorado, portions of which are summarized in “Item 2, Description of Properties — Gold King Mine Property” in the Company’s Annual Report on Form 10-KSB for the year ended August 31, 2007.
     I have read the summary information of the Evaluation Report contained in the Form 10-KSB and concur that such summary does not materially misrepresent the information contained in the Evaluation Report. I hereby consent to the incorporation by reference in the Form 10-KSB of the summary information concerning the Evaluation Report, and to the use of my name, and the statements with respect to me, under the heading Experts in the Form 10-KSB.

/s/ E.D. Black E.D. Black, P.E.

February 22, 2008